Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
August 2, 2016	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Second Quarter of 2016

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, August 2, 2016) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.2 million ($0.61 per diluted share) for the quarter ended June 30, 2016, compared to $2.6 million ($0.72 per diluted share) for the second quarter of 2015. For the six months ended June 30, 2016, Landmark reported net earnings of $4.5 million ($1.24 per diluted share), compared to $5.4 million ($1.50 per diluted share) in the first half of 2015. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, August 3, 2016. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through September 3, 2016, by dialing (877) 344-7529 and using conference number 10089059.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid August 31, 2016, to common stockholders of record on August 17, 2016.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to announce net earnings of $4.5 million during the first half of 2016. Landmark’s core earnings remained strong in the first half of 2016, although lower than the first six months of 2015. The comparison is affected by a credit provision for loan losses of $800,000 in the 2015 period, resulting from a large recovery on a previously charged-off construction loan. Our earnings during the second quarter of 2016 also were impacted by the loss of a few mortgage lenders this spring which reduced loan sales volumes and related gains on sales of loans. We have successfully recruited a couple of new mortgage lenders so far, and we are continuing efforts to add additional lenders. During the first six months of 2016, return on average assets was 1.02% compared to 1.25% in the first half of 2015. Return on average equity was 10.75% in the first half of 2016, compared to 14.67% for the same period a year earlier. We are pleased with the continued strong performance, despite the uncertain economic outlook and low interest rate environment. We believe that Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Our commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Second Quarter Financial Highlights

Net interest income was $6.6 million for the quarter ended June 30, 2016, a decrease of $62,000, or 0.9%, from the second quarter of 2015. Net interest margin, on a tax equivalent basis, decreased from 3.56% in the second quarter of 2015 to 3.46% in the same period of 2016. The decrease in net interest margin resulted from lower yields on interest-earning assets and higher rates on interest-bearing deposits and borrowings. Partially offsetting the effects of the decreases in rates was a 2.8% increase in average interest-earning assets, from $792.5 million in the second quarter of 2015 to $815.1 million in the second quarter of 2016. The provision for loan losses increased from $200,000 in the second quarter of 2015 to $300,000 in the second quarter of 2016.

Total non-interest income was $3.9 million in the second quarter of 2016, a decrease of $734,000, or 15.7%, compared to the same period of 2015. This change was primarily the result of an $846,000 decline in gains on sales of loans, as the departure of a few mortgage lenders affected originations in the second quarter of 2016. The decrease in total non-interest income is also partially attributable to a $229,000 decline in other non-interest income as Landmark recorded a gain of $236,000 on the sale of a closed branch facility during the second quarter of 2015. Partially offsetting those reductions were $285,000 of gains on sales of investment securities, relating to municipal bonds that were identified for sale as part of the ongoing review of the portfolio, during the second quarter of 2016, compared to no gains on sales of investment securities during the same period of 2015.

Non-interest expense decreased $232,000, or 3.1%, to $7.2 million for the second quarter of 2016 compared to the same period a year earlier, primarily as a result of decreases of $249,000 in other non-interest expense and $68,000 in compensation and benefits. The decrease in other non-interest expense reflects a $163,000 impairment of the residual real estate collateral associated with an affordable housing investment recorded in the second quarter of 2015 and reduced mortgage banking activity in the second quarter of 2016, which also reduced compensation and benefits. During the second quarter of 2016, Landmark recorded income tax expense of $754,000, compared to $1.0 million during the same period of 2015. The effective tax rate decreased from 28.6% in the second quarter of 2015 to 25.1% in the second quarter of 2016, as a result of a decline in earnings before income taxes and higher tax exempt income.

First Half Financial Highlights

Net interest income was $13.0 million for the first six months of 2016, an increase of $48,000, or 0.4%, from the same period of 2015. Net interest margin, on a tax equivalent basis, decreased from 3.51% in the first half of 2015 to 3.47% in the first half of 2016. The increase in net interest income was primarily the result of a 2.2% increase in average interest-earning assets from $786.3 million in the first half of 2015 to $803.5 million in the first six months of 2016. During the first six months of 2016, a $350,000 provision for loan losses was recorded compared to a credit provision for loan losses of $800,000 in the first half of 2015. The credit provision during the first six months of 2015 was primarily the result of the recovery of $1.7 million on a previously charged-off construction loan.

Total non-interest income was $7.8 million in the first six months of 2016, a decrease of $603,000, or 7.1%, compared to the same period of 2015. The decrease in non-interest income was primarily due to a $995,000 decline in gains on sales of loans, the result of fewer mortgage lenders on staff, and a $260,000 decline in other non-interest income. Included in other non-interest income during the first half of 2015 was a gain of $236,000 on the sale of a closed branch facility. Partially offsetting those reductions were $297,000 of gains on sales of investment securities during the first half of 2016 compared to a loss of $254,000 on sales of investment securities during the first six months of 2015.

Non-interest expense decreased $181,000, or 1.2%, to $14.4 million for the first six months of 2016 compared to the first six months of 2015. The decrease was primarily the result of a $287,000 decrease in other non-interest expense, reflecting a $163,000 impairment of the residual real estate collateral associated with an affordable housing investment recorded in 2015, as well as the reduced mortgage banking activity. During the first six months of 2016, Landmark recorded income tax expense of $1.6 million, compared to $2.2 million during the same period of 2015. The effective tax rate decreased from 29.1% in the first half of 2015 to 25.7% in the same period of 2016 as a result of a decline in earnings before income taxes and higher tax exempt income.

Balance Sheet Highlights

Total assets increased $17.9 million, or 2.0%, to $896.3 million at June 30, 2016, from $878.4 million at December 31, 2015. Net loans increased $10.1 million, or 2.4%, to $430.1 million at June 30, 2016, compared with year-end 2015. Investment securities increased $13.3 million, or 3.7%, to $371.2 million at June 30, 2016, from $357.9 million at December 31, 2015. Deposits were relatively flat at $715.6 million at June 30, 2016, compared to $714.7 million at December 31, 2015. Stockholders’ equity increased to $89.4 million (book value of $24.68 per share) at June 30, 2016, from $80.6 million (book value of $22.82 per share) at December 31, 2015. The ratio of equity to total assets increased to 9.97% at June 30, 2016, from 9.17% at December 31, 2015, and the ratio of tangible equity to tangible assets increased to 7.74% from 6.86% as of the same dates.

At June 30, 2016, the allowance for loan losses was $5.7 million, or 1.30% of gross loans outstanding, compared to $5.9 million, or 1.39% of gross loans outstanding, at December 31, 2015. Non-performing loans increased to $2.8 million, or 0.65% of gross loans, at June 30, 2016, from $2.2 million, or 0.51% of gross loans, at December 31, 2015. Landmark recorded net loan charge-offs of $620,000 during the first six months of 2016 compared to net loan recoveries of $1.5 million during the first half of 2015. The net loan recoveries during 2015 were primarily associated with the recovery of $1.7 million on a $4.3 million construction loan, which had been fully charged-off during 2010 and 2011. As of June 30, 2016, Landmark has recovered approximately $2.4 million of the loan and continues to pursue collection of the remaining amount.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30,	December 31,
	2016	2015
ASSETS:
Cash and cash equivalents	$14,317	$13,569
Investment securities	371,172	357,935
Loans, net	430,064	419,923
Loans held for sale	10,057	14,465
Premises and equipment, net	20,760	20,958
Bank owned life insurance	18,078	18,164
Goodwill	17,532	17,532
Other intangible assets, net	4,148	4,304
Other assets	10,194	11,526
TOTAL ASSETS	$896,322	$878,376

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$715,621	$714,727
Federal Home Loan Bank and other borrowings	80,712	70,658
Other liabilities	10,622	12,421
Total liabilities	806,955	797,806
Stockholders' equity	89,367	80,570
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$896,322	$878,376

LOANS (unaudited):

One-to-four family residential real estate	$130,753	$131,930
Construction and land	18,381	15,043
Commercial real estate	119,147	118,983
Commercial	62,120	61,300
Agriculture	78,817	71,030
Municipal	7,263	7,636
Consumer	19,203	19,894
Net deferred loan costs and loans in process	32	29
Allowance for loan losses	(5,652)	(5,922)
Loans, net	$430,064	$419,923

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$2,594	$2,168
Accruing loans over 90 days past due	218	-
Non-performing investment securities	-	-
Real estate owned	718	1,000
Total non-performing assets	$3,530	$3,168

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.28%	0.33%
Total non-performing loans to gross loans outstanding	0.65%	0.51%
Total non-performing assets to total assets	0.39%	0.36%
Allowance for loan losses to gross loans outstanding	1.30%	1.39%
Allowance for loan losses to total non-performing loans	201.00%	273.15%
Equity to total assets	9.97%	9.17%
Tangible equity to tangible assets (1)	7.74%	6.86%
Book value per share	$24.68	$22.82

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Interest income:
Loans	$5,345	$5,511	$10,547	$10,699
Investment securities and other	2,027	1,882	3,999	3,757
Total interest income	7,372	7,393	14,546	14,456

Interest expense:
Deposits	287	272	564	550
Borrowed funds	523	497	1,016	988
Total interest expense	810	769	1,580	1,538

Net interest income	6,562	6,624	12,966	12,918
Provision for loan losses	300	200	350	(800)
Net interest income after provision for loan losses	6,262	6,424	12,616	13,718

Non-interest income:
Fees and service charges	1,847	1,813	3,576	3,495
Gains on sales of loans, net	1,405	2,251	3,199	4,194
Bank owned life insurance	145	123	265	245
Gains (losses) on sales of investment securities, net	285	-	297	(254)
Other	266	495	505	765
Total non-interest income	3,948	4,682	7,842	8,445

Non-interest expense:
Compensation and benefits	3,777	3,845	7,578	7,566
Occupancy and equipment	1,055	1,059	2,111	2,130
Amortization of intangibles	331	346	668	681
Data processing	346	342	657	689
Professional fees	282	259	501	493
Advertising	166	125	332	249
Federal deposit insurance premiums	110	105	220	224
Foreclosure and real estate owned expense	51	20	116	45
Other	1,093	1,342	2,190	2,477
Total non-interest expense	7,211	7,443	14,373	14,554

Earnings before income taxes	2,999	3,663	6,085	7,609
Income tax expense	754	1,047	1,563	2,216
Net earnings	$2,245	$2,616	$4,522	$5,393

Net earnings per share (1)
Basic	$0.62	$0.75	$1.26	$1.54
Diluted	0.61	0.72	1.24	1.50

Shares outstanding at end of period (1)	3,620,669	3,504,295	3,620,669	3,504,295

Weighted average common shares outstanding - basic (1)	3,613,671	3,504,295	3,585,235	3,503,495
Weighted average common shares outstanding - diluted (1)	3,689,995	3,613,423	3,660,299	3,607,244

OTHER DATA (unaudited):

Return on average assets (2)	1.00%	1.20%	1.02%	1.25%
Return on average equity (2)	10.48%	13.95%	10.75%	14.67%
Return on average tangible equity (2) (3)	14.02%	19.70%	14.48%	20.83%
Net interest margin (2) (4)	3.46%	3.56%	3.47%	3.51%

(1) Share and per share values at or for the periods ended June 30, 2015 have been adjusted to give effect to the 5% stock dividend paid during December 2015.

(2) Information for the three and six months ended June 30 is annualized.

(3) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.

(4) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.